As filed with the Securities and Exchange Commission on August 13, 2008

Registration Nos. 333-102227

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No.1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRECISION CASTPARTS CORP.

(Exact name of issuer as specified in charter)

Oregon	93-0460598
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4650 SW Macadam Avenue, Suite 400 Portland, Oregon	97239-4262
(Address of principal executive offices)	(Zip Code)

Precision Castparts Corp. 1999 Non-Qualified Stock Option Plan

(Full title of the plan)

Shawn R. Hagel

Senior Vice President and Chief Financial Officer

Precision Castparts Corp.

4650 SW Macadam Avenue, Suite 400

Portland, Oregon 97239-4262

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(503) 417-4800

Copy to:

Ruth A. Beyer

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

Precision Castparts Corp. (the “Registrant”) is filing this Post-Effective Amendment No.1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Registration No. 333-102227 and referred to herein as the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) with respect to shares of the Registrant’s common stock, to be offered and sold pursuant to the Precision Castparts Corp. 1999 Non-Qualified Stock Option Plan (the “1999 Plan”). A total of 12,000,000 shares of common stock, [adjusted to reflect stock splits], were registered for issuance under the 1999 Plan pursuant to the Registration Statement and the registration statement on Form S-8 bearing Registration No. 333-41950. The 1999 Plan provides for the grant of stock options to employees who are not executive officers or directors. As of May 30, 2008, options for 3,202,886 shares were outstanding under the 1999 Plan and 2,273,682 shares remained available for option grants under the 1999 Plan.

The Registrant has since combined the 1999 Plan into the Registrant’s 2001 Stock Incentive Plan (Registration No. 333-90276), as amended, as of August 12, 2008 (the “Incentive Plan”), so that all future equity awards under the 1999 Plan will be made under the Incentive Plan. According to the terms of the Incentive Plan, the shares of common stock that were available for option grant under the 1999 Plan as of May 30, 2008 (“Carry Over Shares”), and any shares subject to options previously granted under the 1999 Plan that subsequently expire or terminate without being exercised, are included in the reserve of shares available for issuance under the Incentive Plan. The total number of shares of common stock previously reserved and available for option grants under the 1999 Plan on May 30, 2008 was 2,273,682. The Carry Over Shares are hereby deregistered. The Registration Statement otherwise remains in effect as to the shares of common stock outstanding under the 1999 Plan.

Contemporaneously with this Post-Effective Amendment No.1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of common stock available for offer or sale pursuant to the Incentive Plan, including the Carry Over Shares.

In accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Manual of

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Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No.1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carry Over Shares from the 1999 Plan to the Incentive Plan and (ii) to carry over from the 1999 Plan Registration Statement the registration fees paid for the Carry Over Shares being registered under the Incentive Plan Registration Statement on Form S-8.

To the extent any additional shares of common stock that remain subject to outstanding awards under the 1999 Plan otherwise would have been returned to the 1999 Plan after May 30, 2008 on account of expiration or termination without being exercised, those shares of common stock instead will be included in the reserve of shares of common stock for issuance under the Incentive Plan. Accordingly, the Registrant may periodically file additional post-effective amendment(s) to the Registration Statement and additional Registration Statement(s) on Form S-8 to carry forward such shares of common stock from the 1999 Plan to the Incentive Plan for issuance thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No.1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 12th day of August, 2008.

PRECISION CASTPARTS CORP.

By	/s/ Mark Donegan
Mark Donegan
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 to Form S-8 Registration Statement has been signed by the following persons on August 12, 2008 in the capacities indicated.

	Signature	Title

(1)	Principal Executive Officer:

	/s/ MARK DONEGAN	Chairman and Chief Executive Officer
Mark Donegan

(2)	Principal Financial and Accounting Officer:

	/s/ SHAWN R. HAGEL	Senior Vice President and Chief Financial Officer
Shawn R. Hagel

(3)	Directors:

	/s/ PETER R. BRIDENBAUGH	Director
Peter R. Bridenbaugh

	/s/ DON R. GRABER	Director
Don R. Graber

Signature	Title

/s/ DANIEL J. MURPHY	Director
Daniel J. Murphy

/s/ VERNON E. OECHSLE	Director
Vernon E. Oechsle

/s/ STEVEN G. ROTHMEIER	Director
Steven G. Rothmeier

/s/ ULRICH SCHMIDT	Director
Ulrich Schmidt

/s/ LESTER L. LYLES	Director
Lester L. Lyles